Exhibit 10.1

TAX MATTERS AGREEMENT
by and among
KIMBALL INTERNATIONAL, INC.
and
KIMBALL ELECTRONICS, INC.
Dated as of October 31, 2014

i

TABLE OF CONTENTS
(continued)

ii

TAX MATTERS AGREEMENT
THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of October, 2014, by and among Kimball International, Inc., an Indiana corporation (“Kimball International”) and Kimball Electronics, Inc., an Indiana corporation (“Kimball Electronics”). Each of Kimball International and Kimball Electronics is sometimes referred to herein as a “Party” and collectively, as the “Parties”.
WHEREAS, Kimball International, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Retained Business; and (ii) the Kimball Electronics Business;
WHEREAS, the Board of Directors of Kimball International (the “Board”) has determined that it is appropriate, desirable and in the best interests of Kimball International and its Share Owners to separate Kimball International into two separate, publicly traded companies, one for each of (i) the Retained Business, which shall continue to be conducted by Kimball International; and (ii) Kimball Electronics Business, which shall be owned and conducted, directly or indirectly, by Kimball Electronics (the “Separation”) in the manner contemplated by the Separation and Distribution Agreement by and among Kimball International and Kimball Electronics, dated as of October 31, 2014 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Separation and Distribution Agreement”);
WHEREAS, in order to effectuate the Separation, the Board has determined that it is appropriate, desirable and in the best interests of Kimball International and its Share Owners for Kimball International to cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding Kimball Electronics Common Shares (the “Distribution”);
WHEREAS, it is the intention of the Parties that the Distribution pursuant to the Separation and Distribution Agreement qualify as tax-free to Kimball International under Code Section 355(c) and as tax-free to the Share Owners under Code Section 355(a);
WHEREAS, as of the date hereof, Kimball International is the common parent of an affiliated group of domestic corporations within the meaning of Code Section 1504(a) that has been filing Consolidated Tax Returns;
WHEREAS, as a result of the Distribution, the Parties desire to enter into this Tax Matters Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distribution and related transactions as contemplated in the Separation and Distribution Agreement and the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies; and
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
SECTION 1.1.        General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:
“AAA” has the meaning given to such term in Section 5.2.
“Active Business” means the active business relied on by Kimball International or Kimball Electronics, as the case may be, to satisfy the active trade or business requirement of Section 355(b).
“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” means this Tax Matters Agreement.
“Board” has the meaning given to such term in the recitals hereof.
“Breaching Party” is defined in Section 4.3.
“Business Day” or “Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in New York City or Indiana.
“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the last day of the taxable period).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Return” is defined in Section 2.3(b).
“Consolidated Tax Return” means any Income Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Income Tax Return filed under state or local Tax law.
“Correlative Detriment” means an increase in a Tax payment obligation by a Party (or its Subsidiaries) or a reduction in a Tax benefit of a Party (or its Subsidiaries) that occurs as a direct result of the Tax position that is the basis for a Refund to which the other Party is entitled pursuant to Section 3.3; provided, however that the inclusion of the Refund into the taxable income of the Party shall not be considered a Correlative Detriment (i.e. such inclusion is already taken into account given the definition of Refund).
“Dispute” has the meaning given to such term in Section 5.1.
“Dispute Notice” has the meaning given to such term in Section 5.1.
“Distribution” has the meaning given to such term in the recitals hereof.
“Distribution Agent” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Taxes” means any Taxes described in Section 3.1(c).
“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Code Section 7121 or 7122, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition.
“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
“Included Party” has the meaning given to such term in Section 2.3(b).
“Income Tax” means any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.
“Income Tax Returns” means all Tax Returns relating to Income Taxes.
“Indemnified Liability” means any liability subject to indemnification pursuant to Section 3.2.
“IRS” means the United States Internal Revenue Service.
“Kimball Electronics” has the meaning given to such term in the introductory paragraph.
“Kimball Electronics Business” has the meaning set forth in the Separation and Distribution Agreement.
“Kimball Electronics Combined Amended Return” has the meaning given to such term in Section 2.3(g).
“Kimball Electronics Common Shares” has the meaning set forth in the Separation and Distribution Agreement.
“Kimball Electronics’ Group” means Kimball Electronics and each Kimball Electronics Subsidiary.
“Kimball Electronics Subsidiary” means any Subsidiary of Kimball Electronics after the Distribution Date.

“Kimball Electronics’ Tax Reserve” means a tax reserve that is recorded on Kimball International’s financial statements as of Distribution Date pursuant to the Financial Accounting Standards Board Accounting Standards Codification 740-10 (previously FIN 48) or 450-20 (previously FAS 5) that is attributable to a Tax Attribute that relates to the Kimball Electronics Business.
“Kimball International” has the meaning given to such term in the introductory paragraph.
“Kimball International Combined Amended Return” has the meaning given to such term in Section 2.3(f).
“Kimball International’s Group” means Kimball International and each Kimball International Subsidiary.
“Kimball International Subsidiary” means any Subsidiary of Kimball International other than Kimball Electronics or any Kimball Electronics Subsidiary.
“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.
“Losses” has the meaning ascribed to the term “Indemnifiable Losses” in the Separation and Distribution Agreement.
“Mediation Period” has the meaning given to such term in Section 5.2.
“Non-Breaching Party” is defined in Section 4.3.
“Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.
“Other Party” has the meaning given to such term in Section 4.2.
“Party” is defined in the introductory paragraph hereof.
“Payment Period” has the meaning given to such term in Section 3.4(d).
“Post-Distribution Income Tax Returns” means, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.
“Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.
“Post-Distribution Ruling” has the meaning given to such term in Section 4.2.
“Pre-Distribution Tax Period” means a Tax period that begins before the Distribution Date and that ends on or before the Distribution Date.
“Preparing Party” is defined in Section 2.3(b).
“Prohibited Acts” is defined in Section 4.2.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Code Section 355(e) and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which any of the Parties or any of their Subsidiaries (or any successor thereto) would merge or consolidate with any other Person, or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates (or any successor thereto) and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties or any of their Subsidiaries, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party or any of the Subsidiaries, comprise more than thirty-five percent (35%) of (a) the value of all outstanding stock of such Party or their Subsidiaries as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of such Party or any of their Subsidiaries as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Code Section 355(e) and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.
“Record Holders” has the meaning set forth in the Separation and Distribution Agreement.
“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that if a refund of Taxes is includible in taxable income based on applicable Tax Law, then the amount of the Refund shall be determined by multiplying (x) the amount of the refund that is required to be included in taxable income by (y) 60.125%; provided, further, that upon any change after the Effective Time in the highest marginal U.S. federal income Tax rate applicable to corporations, the percentage in clause (y) shall be increased or decreased by the amount of the percentage point change in such rate with effect in the same Tax year as the effective date applicable to such change in rate.
“Retained Business” has the meaning set forth in the Separation and Distribution Agreement.
“Requesting Party” has the meaning given to such term in Section 4.2.
“Restricted Period” means the two-year period commencing on the Distribution Date.
“Rules” has the meaning given to such term in Section 5.3.
“Separation” has the meaning given to such term in the recitals hereof.
“Separation and Distribution Agreement” has the meaning given to such term in the recitals hereof.
“Share Owners” has the meaning set forth in the Separation and Distribution Agreement.
“Sharing Percentage” means (i) fifty percent (50%) in the case of Kimball International; and (ii) fifty percent (50%) in the case of Kimball Electronics.

“Stock Unification” has the meaning given to such term in the Separation and Distribution Agreement.
“Subsidiary” has the meaning given to such term in the Separation and Distribution Agreement.
“Stub Taxable Period” is defined in Section 2.3(a).
“Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.
“Tax Attributes” mean for U.S, federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall domestic losses, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Code Section 1504(a) determined without regard to the exclusion contained in Code Section 1504(b)(3)), or similar Tax items determined under applicable Tax law.
“Tax-Free Status” means the qualification of the Distribution or any other transaction contemplated by the Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income for U.S. federal, state, or local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Code Section 1502).
“Tax Opinion” means the tax opinion delivered by Squire Patton Boggs (US) LLP to Kimball International that the Distribution satisfies the requirements to qualify as a tax-free transaction for U.S. federal income tax purposes to Kimball International under Code Section 355(c) and as tax-free to the Share Owners under Code Section 355(a).
“Tax Package” means (a) a pro forma Tax Return relating to the operations of the Included Party that is required to be included in a Combined Return being prepared by a Preparing Party; and (b) all information pertaining to the operations of the Included Party that is reasonably necessary to prepare and file the applicable Combined Return required to be filed by the Preparing Party that includes the Included Party for one or more days in a Tax period.

“Tax Proceeding” means any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.
“Tax Representation Letter” means any letter containing representations and covenants delivered by Kimball International and Kimball Electronics to Squire Patton Boggs (US) LLP in connection with the rendering of the Tax Opinion.
“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax..
“Tax Returns” means all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).
“Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unqualified Tax Opinion” means an unqualified reasoned “will” opinion of Squire Patton Boggs (US) LLP, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes. For purposes of this definition, an opinion is reasoned if it describes the reasons for the conclusions, including the facts and analysis supporting the conclusions.
SECTION 1.2.        References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement
SECTION 1.3.        Effective Time.
(a)The Parties acknowledge that the Separation and Distribution Agreement contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distribution that must be completed prior to the Effective Time in order to align and properly capitalize the Retained Business and Kimball Electronics Business.
(b)Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Distribution, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS
SECTION 2.1.        Kimball International’s Responsibility for the Preparation and Filing of Tax Returns.
(a)    Subject to Section 2.3, Kimball International shall prepare and file or cause to be prepared and filed (i) all Consolidated Tax Returns and any other Income Tax Returns that it is legally obligated to file; (ii) all Post-Distribution Income Tax Returns that it or any Kimball International Subsidiary is legally obligated to file according to the laws of a relevant Taxing Authority; and (iii) all Non-Income Tax Returns that it or any Kimball International Subsidiary is legally obligated to file according the laws of a relevant Taxing Authority.
(b)    To the extent that Kimball Electronics or any Kimball Electronics Subsidiary is included in any Consolidated Tax Return for a taxable period that includes the Distribution Date, Kimball International shall include in such Consolidated Tax Return the results of Kimball Electronics and the Kimball Electronics Subsidiaries on the basis of the Closing of the Books Method consistent with Treasury Regulations Section 1.1502-76(b)(2)(i).
SECTION 2.2.        Kimball Electronics’ Responsibility for the Preparation and Filing of Tax Returns.
(a)    Subject to Section 2.3, Kimball Electronics shall prepare and file or cause to be prepared and filed (i) all Post-Distribution Income Tax Returns that it or any Kimball Electronics Subsidiary is legally obligated to file according the laws of a relevant Taxing Authority; and (ii) all Non-Income Tax Returns that it or any Kimball Electronics Subsidiary is legally obligated to file according the laws of a relevant Taxing Authority.
SECTION 2.3.        Manner of Preparation.
(a)    To the extent permitted by law, any taxable period of Kimball Electronics or any Kimball Electronics Subsidiary for any state or local Income Tax purposes that would otherwise include but not end on the Distribution Date shall be bifurcated into two separate taxable periods, one ending on the Distribution Date and the other beginning on the day following the Distribution Date (each a “Stub Taxable Period”), and a separate Income Tax Return for each Stub Taxable Period shall be prepared and filed by the Party responsible for such preparation and filing pursuant to Sections 2.1 and 2.2.
(b)    To the extent any Tax Return required to be prepared by Kimball International pursuant to Section 2.1 contains Tax Attributes relating to the Kimball Electronics Business or any Tax Return required to be prepared by Kimball Electronics pursuant to Section 2.2 contains Tax Attributes relating to the Retained Business (each such Tax Return, a “Combined Return”), the Party not responsible for preparing such Combined Return (the “Included Party”) shall, at its own cost and expense, (i) prepare and deliver to the Party responsible for preparing such Tax Return (the “Preparing Party”) a Tax Package within thirty (30) days following the written request of the Preparing Party; and (ii) pay to the Preparing Party all Taxes in respect of such Tax Return for which the Included Party is responsible pursuant to the terms of this Agreement.

(c)In the event an Included Party does not fulfill its obligations pursuant to Section 2.3(b), the Preparing Party shall be entitled to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing the Combined Return, and the Included Party shall reimburse the Preparing Party for any out-of-pocket expenses incurred in the preparation of such information. All Combined Returns shall be submitted by the Preparing Party to the Included Party for its review and comment as soon as reasonably practicable prior to the due date for the filing of Combined Return. As soon as reasonably practicable after the receipt of the Combined Return, the Included Party shall have the right to object to the Combined Return (or items with respect thereto) by written notice, which notice shall contain such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that notwithstanding anything to the contrary contained herein, if the Parties have not reached a final resolution with respect to all disputed items for which proper notice was given prior to the due date of Combined Return, then such Combined Return shall be filed as prepared by the Preparing Party. In the event that a Combined Return is filed that includes any disputed item that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article V hereof and amended Tax Returns shall be filed if necessary to reflect the final resolution of such disputed items.
(d)All Tax Returns for taxable periods (or portions thereof) beginning before the Distribution Date that are required to be filed after the Distribution Date that could give rise to an indemnity obligation pursuant to Section 3.2 shall be prepared in a manner consistent with past practices (e.g., accounting methods and accelerating deductions through bonus depreciation or otherwise) and the Preparing Party shall, at the other Party’s request, share any such Tax Return with such other Party after the filing thereof.
(e)All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Tax Opinion (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Sections 2.1 and 2.2. In the absence of a Final Determination to the contrary or a change in law, all Income Tax Returns of the Kimball Electronics’ Group for taxable periods beginning before the Distribution Date shall be prepared consistent with the Tax Returns of Kimball International’s Group.
(f)Except to the extent required by law, Kimball International’s Group shall not amend a previously filed Consolidated Tax Return or any other Tax Return that constitutes a Combined Return (a “Kimball International Combined Amended Return”) without the written consent of Kimball Electronics which consent shall not be unreasonably withheld, conditioned or delayed. Kimball International’s Group may amend any Tax Return that does not constitute a Kimball International Combined Amended Return in its sole and absolute discretion.
(g)Except to the extent required by law, Kimball Electronics’ Group shall not amend any previously filed Tax Return that constitutes a Combined Return (a “Kimball Electronics Combined Amended Return”) without the written consent of Kimball International which consent shall not be unreasonably withheld, conditioned or delayed. Kimball Electronics’ Group may amend any previously filed Tax Return that does not constitute a Kimball Electronics Combined Amended Return in its sole and absolute discretion.
SECTION 2.4.        Costs and Expenses of Preparation. Subject to Section 2.3(b), (i) any out-of-pocket costs and expenses associated with preparing any U.S. federal, state or local Tax

Returns with respect to taxable periods that begin before and include, but do not end on, the Distribution Date filed under Sections 2.1 or 2.2 shall be shared by the Parties in accordance with their respective Sharing Percentages and (ii) with respect to any Tax Return not described in (i) above, the Party responsible for preparing any Tax Return under Sections 2.1 or 2.2 shall be responsible for the costs and expenses associated with preparing such Tax Returns. The Party responsible for reimbursing the other Party incurring such out-of-pocket costs and expenses pursuant to this Section 2.4 shall reimburse such other Party within thirty (30) days of being notified and provided with evidence of the incurrence of such out-of-pocket costs and expenses.
SECTION 2.5.        Carrybacks. Subject to Section 2.3(f) and 2.3(g), each of the Parties shall be permitted (but not required) to carryback (or to cause its Affiliates to carryback) a Tax Attribute realized in a Post-Distribution Tax Period to a Pre-Distribution Tax Period only if such carryback cannot result in one or more other Parties (or their Affiliates) being liable for additional Taxes. If a carryback could result in one or more other Parties (or their Affiliates) being liable for additional Taxes, such carryback shall be permitted only if all of such Parties consent to such carryback. Notwithstanding anything to the contrary in this Agreement, any Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback, shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim; provided, however, if the carryback results in a Refund that is shared or allocated pursuant to Section 3.3(a), any Taxes arising from and attributable to an adjustment to the claim for such carryback shall be shared or allocated by the applicable Parties, as the case may be, in the same proportion that the Refund was shared by or allocated to each applicable Party.
SECTION 2.6.        Retention of Records; Access.
(a)    Kimball International and Kimball Electronics shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Kimball International and Kimball Electronics hereunder and for any Tax Proceeding relating to such Tax Returns or to any Taxes payable by Kimball International and Kimball Electronics hereunder.
(b)    Kimball International and Kimball Electronics shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Kimball International and Kimball Electronics and for any Tax Proceeding relating to such Tax Returns or to any Taxes payable by Kimball International and Kimball Electronics and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Tax Proceeding, as reasonably requested by either Kimball International or Kimball Electronics.
(c)    The obligations set forth above in Sections 2.6(a) and 2.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) sixty (60) days after the expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.
SECTION 2.7.        Confidentiality; Ownership of Information; Privileged Information. The provisions of Article VII of the Separation and Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.
ARTICLE III
ALLOCATION OF TAX LIABILITIES
SECTION 3.1.        Payment of Taxes.
(a)    Taxes Upon Filing and Adjusted Income Taxes. The Party responsible for the filing of a Tax Return pursuant to Sections 2.1 and 2.2 shall pay to the relevant Taxing Authority all Taxes due or payable in connection with such Tax Return (including any amounts relating to adjustments to such Tax Return).
(b)    Liability for Taxes. Notwithstanding Section 3.1(a), (i) with respect to any Combined Return that is filed by Kimball International pursuant to Section 2.1 subsequent to the Distribution Date, Kimball Electronics shall be liable for Taxes (including any amounts relating to an adjustment to such Combined Return resulting from a Tax Proceeding) that relate to the Tax Attributes of the Kimball Electronics Business; and (ii) with respect to any Combined Return that is filed by Kimball Electronics pursuant to Section 2.2 subsequent to the Distribution Date, Kimball International shall be liable for Taxes (including any amounts relating to an adjustment to such Combined Return resulting from a Tax Proceeding) that relate to the Tax Attributes of the Retained Business.
(c)    Distribution Taxes. Notwithstanding anything in this Section 3.1 to the contrary, and except as provided in Article IV, Kimball International and Kimball Electronics shall be liable (in accordance with their respective Sharing Percentages) for (i) any Taxes for a taxable period that begins before the Distribution Date imposed or incurred in connection with the Distribution, including (I) Taxes imposed as a result of the Distribution failing to qualify as tax-free under Code Section 355; (II) Taxes imposed as a result of the Kimball Electronics Common Shares failing to be treated as qualified property pursuant to Code Section 355(d) or 355(e); (III) Taxes imposed as a result of Kimball International or a Kimball International Subsidiary otherwise recognizing any gain in connection with the Distribution; (IV) Taxes imposed as a result of the recapture of any previously claimed Tax items in connection with the Distribution, (V) Taxes imposed as a result of any deferred intercompany item or excess loss account (or any similar item under state, local or foreign Tax law) being taken into account in connection with the Distribution pursuant to Code Section 1502 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign Tax law); and (VI) any stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Distribution; and (ii) any out-of-pocket costs and expenses, including reasonable legal fees, incurred by either Kimball International’s Group or Kimball Electronics’ Group attributable to any of the items included within clause (i) above.
SECTION 3.2.        Indemnity.
(a)    Subject to Article IV, Kimball International shall indemnify Kimball Electronics and its Affiliates from all liability for Taxes for which Kimball International is responsible pursuant to Section 3.1 and any related Losses.

(b)    Subject to Article IV, Kimball Electronics shall indemnify Kimball International and its Affiliates from all liability for Taxes for which Kimball Electronics is responsible pursuant to Section 3.1 and any related Losses; provided however, that if the Taxes and any related Losses for which Kimball Electronics is responsible pursuant to Section 3.1 are attributable to a Tax Attribute of the Kimball Electronics Business that caused a Kimball Electronics’ Tax Reserve, then Kimball Electronics will only be responsible to indemnify Kimball International and its Affiliates to the extent the Taxes and any related Losses relating to such Tax Attribute exceed the amount of the Kimball Electronics’ Tax Reserve.
(c)    Unless otherwise agreed in writing, the indemnifying Party shall pay to the indemnified Party the amount required to be paid pursuant to Section 3.2(a) or (b) above within thirty (30) days of being notified of the amount due by the indemnified Party. The notice by the indemnified Party requesting such payment shall be accompanied by the calculations and other information used to determine the indemnifying Party’s obligations hereunder. Such payment shall be paid by the indemnifying Party to the indemnified Party by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.
SECTION 3.3.        Refunds.
(a)    Each Party shall be entitled to all Refunds that relate to Taxes for which such Party is liable pursuant to this Agreement.
(b)    Notwithstanding Section 3.3(a), to the extent a claim for a Refund by a Party is reasonably likely to result in a Correlative Detriment to the other Party or its Subsidiaries, such Refund shall, to the extent actually received by such claiming Party, be paid proportionately to the Party or Subsidiary that is reasonably likely to realize such Correlative Detriment, but only to the extent of such Correlative Detriment.
(c)    Any Refund or portion thereof to which a Party is entitled pursuant to this Section 3.3 that is received or deemed to have been received as described below by another Party (or its Subsidiaries) shall be paid by such other Party to such first Party. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 3.3, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.
SECTION 3.4.        Treatment of Payments; After Tax Basis.
(a)    Unless otherwise required by a Final Determination, this Agreement or otherwise agreed to between the Parties, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 3.4(d)) by: (i) Kimball Electronics to Kimball International shall be treated for all Tax purposes as a distribution by Kimball Electronics to Kimball International with respect to the stock of Kimball Electronics occurring immediately before the Distribution; or (ii) Kimball International to Kimball Electronics shall be treated for all Tax purposes as a tax-free contribution by Kimball International to Kimball Electronics with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.
(b)    If the receipt or accrual of any payment pursuant to this Agreement (other than payments of interest pursuant to Section 3.4(d)) results in taxable income to the indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.
(c)    To the extent that any liability for Taxes or Losses that is subject to indemnification under this Agreement gives rise to a deduction, credit or other Tax benefit to the indemnified Party or any of its Affiliates, the amount of any payment made under this Agreement shall be decreased by taking into account any actual reduction in Taxes (determined on a with and without basis) of the indemnified Party or any of its Affiliates resulting from such Tax benefit. If (i) such actual reduction in Taxes of the indemnified Party or its Affiliate occurs in a taxable period following the period in which the indemnification payment is made or (ii) any adjustment to the liability for Taxes for which one Party or any Affiliates is responsible hereunder gives rise to a deduction, credit or other Tax benefit to the other Party or any of its Affiliates, the indemnified Party (or, in the case of (ii), the other Party) shall on an annual basis pay the indemnifying Party (or, in the case of (ii), the responsible Party) the amount of the actual reduction in Taxes (determined on a with and without basis); provided, however, that no such payment shall be required if the actual reduction in Taxes for the relevant year and any unpaid reduction in Taxes for all prior years is less than $50,000.
(d)    Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate per annum equal to that announced publicly by The Wall Street Journal as its prime rate plus 2.0% (compounded annually). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
ARTICLE IV
DISTRIBUTION AND RELATED TAX MATTERS
SECTION 4.1.        Compliance with the Tax Opinion. Kimball International and Kimball Electronics hereby confirm and agree to comply with (and cause their respective Subsidiaries to comply with) any and all covenants, agreements and representations in the Tax Opinion applicable to Kimball International and Kimball Electronics, respectively.
SECTION 4.2.        Limitation On Proposed Acquisition Transactions and other Transactions During Restricted Period. During the Restricted Period, no Party shall:
(a)    enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur;

(b)    merge or consolidate with any other Person or liquidate;
(c)    approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;
(d)    sell or otherwise dispose of more than thirty-five percent (35%) of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of the consolidated gross or net assets in a single transaction or series of related transactions or use or transfer any portion of its assets would violate the “continuity of business enterprise” requirement of Treasury Regulations Section 1.368-1(d) (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the date of the Distribution or other transaction);
(e)    amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of such Party;
(f)    issue shares of a new class of either nonvoting or voting stock;
(g)    purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through open market stock purchase programs meeting the requirements of Section 4.05(I)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);
(h)    approve or allow payment of an extraordinary distribution or cause or allow for the payment of an extraordinary dividend or a redemption of shares by any Subsidiary held by the Parties, including any successor thereto;
(i)    take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with any representation or covenant made in Tax Representation Letters, or that is inconsistent with the Tax Opinion; or
(j)    take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 4.2) would be reasonably likely to jeopardize Tax-Free Status;
provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (j) (each a “Prohibited Act”) if, prior to taking such Prohibited Act, the Requesting Party has received (A) a favorable private letter ruling from the IRS (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the Party that is not the Requesting Party (the “Other Party”) that confirms that such Prohibited Act will not result in U.S. federal or state Distribution Taxes, taking into account such Prohibited Act and any other relevant transactions in the aggregate; (B) an Unqualified Tax Opinion, in form and substance reasonably satisfactory to the Other Party that confirms that such Prohibited Act will not result in U.S. federal or state Distribution Taxes, taking into account such Prohibited Act and any other relevant transactions in the aggregate; or (C) a written statement from the Other Party that provides that the Other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-

Distribution Ruling or Unqualified Tax Opinion. Each Party shall bear its own costs and expenses in connection with securing or evaluating any such Post-Distribution Ruling or Unqualified Tax Opinion. During the Restricted Period, each Party shall provide all information reasonably requested by the other Party relating to any transaction involving an acquisition (directly or indirectly) of the stock of Kimball International or Kimball Electronics within the meaning of Section 355(e) of the Code.
SECTION 4.3.        Indemnification for Distribution Taxes. If, after the Distribution, (i) a Party or any of its Affiliates takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.2 of this Agreement; (ii) there is a breach by any Party of Section 4.1 hereof; or (iii) there is any direct or indirect acquisition of a Party’s stock and as a result (a) the Distribution fails to qualify under Code Section 355; (b) the Kimball Electronics Common Shares distributed in the Distribution fails to be treated as qualified property pursuant to Code Sections 355(d) or 355(e); or (iii) Kimball International or Kimball Electronics otherwise recognizes any gain in connection with the Distribution (including, for the avoidance of doubt, the Stock Unification), then such Party (the “Breaching Party”) shall indemnify and hold harmless the other Party (the “Non-Breaching Party”) and any of its Affiliates against any and all Taxes (and any related Losses) imposed upon or incurred by the Non-Breaching Party or any of its Affiliates (and any Taxes of Non-Breaching Party’s shareholders to the extent the Non-Breaching Party or any of its Affiliates is liable with respect to such Taxes, whether to a Taxing Authority, to a shareholder or to any other person) as a result, unless such Taxes would, in any event, have been imposed upon or incurred by the Non-Breaching Party or any or its Affiliates without regard to such actions, breaches or events, as determined at such time. The Non-Breaching Party and any of its Affiliates shall be indemnified and held harmless under this Section 4.3 without regard to whether a Post-Distribution Ruling or an Unqualified Opinion pertaining to the action pursuant to Section 4.2 was obtained, and without regard to whether the Non-Breaching Party gave its consent to such action pursuant to Section 4.2 or otherwise.
SECTION 4.4.        Procedural Matters.
(a)    Notice. If either Kimball International or Kimball Electronics receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in an Indemnified Liability, the Party receiving such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay in such notification shall not relieve the indemnifying Party of any liability to the other Party hereunder except to the extent the indemnifying Party is materially and adversely prejudiced by such delay. Kimball International undertakes and agrees that, from and after such time as Kimball International obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), Kimball International will provide Kimball Electronics with written notice of such information, provided that any delay in such notification shall not relieve Kimball Electronics of any liability to Kimball International hereunder except to the extent Kimball Electronics is materially and adversely prejudiced by such delay.
(b)    Control by Kimball International. Kimball International shall have the right to control the conduct of any Tax Proceeding that relates to a Tax Return that is required to be filed by Kimball International pursuant to Section 2.1. If Kimball Electronics could have an indemnification obligation for an adjustment to Tax pursuant to such Tax Proceeding, Kimball International shall (i) notify Kimball Electronics thereof, provided that any delay by Kimball International in so notifying Kimball Electronics shall not relieve Kimball Electronics of any liability to Kimball International hereunder except to the extent Kimball Electronics is materially and adversely prejudiced by such delay; (ii) consult with Kimball Electronics from time to time as to the conduct of such investigation or inquiry; (iii) provide Kimball Electronics with copies of all correspondence between Kimball International or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry; (iv) cooperate with Kimball Electronics to permit a representative (reasonably satisfactory to Kimball International) of Kimball Electronics to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided, that any costs relating to Kimball Electronics’ representation at such meetings shall be borne by Kimball Electronics; and (v) shall not settle such Tax Proceeding in a manner that would result in an indemnity payment from Kimball Electronics under this Agreement without the consent of Kimball Electronics (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that Kimball International may settle such Tax Proceeding without the consent of Kimball Electronics so long as Kimball International waives its indemnification rights hereunder in respect of such Tax Proceeding.
(c)    Control by Kimball Electronics. Kimball Electronics shall have the right to control the conduct of any Tax Proceeding that relates to a Tax Return that is required to be filed by Kimball Electronics pursuant to Section 2.2. If Kimball International could have an indemnification obligation for an adjustment to Tax pursuant to such Tax Proceeding, Kimball Electronics shall (i) notify Kimball International thereof, provided that any delay by Kimball Electronics in so notifying Kimball International shall not relieve Kimball International of any liability to Kimball Electronics hereunder except to the extent Kimball International is materially and adversely prejudiced by such delay; (ii) consult with Kimball International from time to time as to the conduct of such investigation or inquiry; (iii) provide Kimball International with copies of all correspondence between Kimball Electronics or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry; (iv) cooperate with Kimball International to permit a representative (reasonably satisfactory to Kimball Electronics) of Kimball International to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided, that any costs relating to Kimball International’s representation at such meetings shall be borne by Kimball International; and (v) shall not settle such Tax Proceeding in a manner that would result in an indemnity payment from Kimball International under this Agreement without the consent of Kimball International (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that Kimball Electronics may settle such Tax Proceeding without the consent of Kimball International so long as Kimball Electronics waives its indemnification rights hereunder in respect of such Tax Proceeding.
(d)    Time and Manner of Payment. Unless otherwise agreed in writing, Kimball International or Kimball Electronics, as the case may be, shall pay to the other Party the amount with respect to an Indemnified Liability determined pursuant to a Final Determination (less any amount paid directly by the indemnifying Party to the Taxing Authority) within thirty days subsequent to the date that the other Party is required to pay the Indemnified Liability to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.
(e)    Cooperation. Kimball International and Kimball Electronics shall reasonably cooperate with one another in a timely manner in any Tax Proceeding involving any matter that may result in an Indemnified Liability. The Parties agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Tax Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.4(e) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.
SECTION 4.5.        Protective Section 336(e) Election. Prior to June 30, 2015, the Parties shall cooperate to determine whether the Parties will enter into a binding, written agreement to make an election under Code Section 336(e) with respect to the Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law). In the event the Parties make an election under Code Section 336(e) (and any applicable provisions under state and local law), (i) the Parties shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures; and (ii) Kimball International shall make an election under Treasury Regulations Section 1.1502-13(f)(5)(ii) with respect to the Distribution.
ARTICLE V
DISPUTE RESOLUTION
SECTION 5.1.        Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (“Dispute”), the general counsels of the relevant Parties (or such other executive officers designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the date of receipt by a party of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 5.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved. If the general counsels of the relevant Parties (or such other executive officers designated by the relevant Party) are unable to resolve the Dispute within forty-five (45) days from the receipt by a party (or Parties) of a Dispute Notice (or within a different period agreed to by the relevant Parties in writing), the Dispute shall be resolved in accordance with Section 5.2 or Section 5.3, as the case may be.
SECTION 5.2.        Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Dispute, the

Parties agree to submit the Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).
SECTION 5.3.        Arbitration. If the Dispute has not been resolved for any reason after the Mediation Period, such Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in Jasper, Indiana in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. If there are three Parties to the arbitration, such Parties shall each appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. Any arbitrator not timely appointed by the Parties under this Section 5.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a Party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Article V shall be determined by the arbitrators. In resolving any Dispute, the Parties intend that the arbitrators shall apply applicable Tax Laws and the substantive Laws of the State of Indiana, without regard to any choice of Law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause their respective Subsidiaries to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including but not limited to (a) the Supreme Court of the State of Indiana; or (b) the United States District Court for the Southern District of Indiana. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings in accordance with the terms of this Agreement and applicable Law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a third-party claim (and in such a case, only to the extent awarded in such third-party claim).
SECTION 5.4.        Arbitration with Respect to Monetary Damages. In the event the Dispute involves (1) valuation of a liability under this Agreement, (2) an amount in controversy in a Dispute, or (c) an amount of damages following a determination of liability, the arbitration shall proceed in the following manner: Each Party shall submit to the arbitrators and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or damages, as the case may be, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such Party’s explanation as to why its proposal is reasonable and appropriate. The arbitrators, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals and shall be limited to awarding only one of the proposals submitted.

SECTION 5.5.        Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The Parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Dispute.
SECTION 5.6.        Treatment of Negotiations, Mediation, and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause their Subsidiaries to keep, confidential all matters relating to any negotiation, mediation, conference, arbitration, discussion, or arbitration award pursuant to this Article V, and any such negotiation, mediation, conference, arbitration, or discussion shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, however, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences, and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
SECTION 5.7.        Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute resolution.
SECTION 5.8.        Costs. Except as otherwise may be provided in this Agreement, the costs of any arbitration pursuant to this Article V shall be borne by the losing Party or Parties in such proportion as the arbitrator or arbitrators determine based on the facts and circumstances.
SECTION 5.9.        Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.
ARTICLE VI
MISCELLANEOUS
SECTION 6.1.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 10.6 of the Separation and Distribution Agreement.

SECTION 6.2.        Amendment and Waiver. This Agreement may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of Kimball International without the approval of Kimball Electronics or the stockholders of Kimball International. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Kimball International and Kimball Electronics. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
SECTION 6.3.        Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.
SECTION 6.4.        Assignment; Successors and Assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 6.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
SECTION 6.5.        Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 6.6.        Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction. Subject to the provisions of Article VIII of the Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) courts sitting in or having jurisdiction over Jasper, Indiana or (b) the United States District Court for the Southern District of Indiana (the “Indiana Courts”) for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII of the Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Indiana Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.6 of the Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Indiana Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Indiana Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 6.7.        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.
SECTION 6.8.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.
SECTION 6.9.        Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
SECTION 6.10.    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
SECTION 6.11.    Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
SECTION 6.12.    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 6.13.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of page intentionally left blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

KIMBALL INTERNATIONAL, INC.

By:	/s/ James C. Thyen
Name:	JAMES C. THYEN
Title:	Chief Executive Officer and President

KIMBALL ELECTRONICS, INC.

By:	/s/ Donald D. Charron
Name:	DONALD D. CHARRON
Title:	Chairman and Chief Executive Officer